Exhibit 1

WRH Partners II, LLC

1776 On The Green

67 Park Place

Morristown, NJ 07960

Phone: 973-984-1233

Fax: 973-984-5818

June 6, 2005

Bear, Stearns & Co. Inc.

As Representative of the several

Underwriters referred to below

c/o Bear, Stearns & Co. Inc.

383 Madison Avenue

New York, New York 10179

Attention: Equity Capital Markets

CKX, Inc. Lock-Up Agreement

Ladies and Gentlemen:

This letter agreement (this “Agreement”) relates to the proposed public offering (the “Offering”) by CKX, Inc., a Delaware corporation (the “Company”), of its common stock, $.01 par value (the “Stock”).

In order to induce you and the other underwriters for which you act as representative (the “Underwriters”) to underwrite the Offering, the undersigned hereby agrees that, without the prior written consent of Bear, Stearns & Co. Inc. (“Bear Stearns”), during the period from the date hereof until ninety (90) days from the date of the final prospectus for the Offering (the “Lock-Up Period”), the undersigned (a) will not, directly or indirectly, offer, sell, agree to offer or sell, solicit offers to purchase, grant any call option or purchase any put option with respect to, pledge, borrow or otherwise dispose of any Relevant Security (as defined below), and (b) will not establish or increase any “put equivalent position” or liquidate or decrease any “call equivalent position” with respect to any Relevant Security (in each case within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder), or otherwise enter into any swap, derivative or other transaction or arrangement that transfers to another, in whole or in part, any economic consequence of ownership of a Relevant Security, whether or not such transaction is to be settled by delivery of Relevant Securities, other securities, cash or other consideration. As used herein “Relevant Security” means the Stock, any other equity security of the Company or any of its subsidiaries and any security convertible into, or exercisable or exchangeable for, any Stock or other such equity security.

Notwithstanding the foregoing, if (i) during the last seventeen (17) days of the Lock-Up Period the Company issues an earnings or financial results release or material news or a material event relating to the Company occurs, or (ii) prior to the expiration of the Lock-Up Period, the Company announces that it will release earnings or financial results during the sixteen (16) day period beginning on the last day of the Lock-Up Period, the restrictions imposed by this Agreement shall continue to apply until the expiration of the eighteen (18) day period beginning on the issuance of the earnings or financial results release or the occurrence of the material new or material event, provided that in the case of clause (ii) above that such earnings or financial results are so released in the 16-day period after the last day of the Lock-Up Period, and provided, further, that the Company may only extend the expiration of the Lock-Up Period once pursuant to this paragraph.

In addition, notwithstanding the foregoing, the undersigned may transfer the undersigned’s shares of Stock (a) as a bona fide gift or gifts, (b) to the undersigned’s immediate family or to any trust for the direct or indirect benefit of the undersigned or the immediate family of the undersigned if such transfer does not involve a disposition for value, (c) to any affiliate or any partner, member or other equity holder (including, but not limited to, any limited partner) of the undersigned or (d) if the transfer of Relevant Securities occurs by operation of law, such as rules of intestate succession or statutes governing the effect of a merger; provided that in any such case, (i) it shall be a condition to the transfer that the donee or transferee execute an agreement stating that the donee or transferee is receiving and holding such Stock subject to the provisions of this Agreement and has been in compliance with the terms of this Agreement since the date first written above as if it had been an original party hereto, (ii) any such transfer shall not involve a disposition for value, (iii) no filing by any party (donor, donee, transferor, transferee) under the Exchange Act shall be voluntarily made in connection with such transfer, other than filings required by applicable law, and (iv) each party (donor, donee, transferor, transferee) shall not voluntarily make any public announcement of the transfer or disposition, other than filings required by applicable law. In addition to the foregoing, the undersigned may transfer the undersigned’s shares of Stock to the extent, if any, that any other shareholder (including any director or officer) of the Company that enters into a lock-up agreement with respect to the Offering is released from such shareholder’s obligations thereunder. For purposes of this Agreement, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin.

The undersigned hereby authorizes the Company during the Lock-Up Period to cause any transfer agent for the Relevant Securities to decline to transfer, and to note stop transfer restrictions on the stock register and other records relating to, Relevant Securities for which the undersigned is the record holder, except with respect to transfers permitted by this Agreement, and, in the case of Relevant Securities for which the undersigned is the beneficial but not the record holder, agrees during the Lock-Up Period to cause the record holder to cause the relevant transfer agent to decline to transfer, and to note stop transfer restrictions on the stock register and other records relating to, such Relevant Securities, except with respect to transfers permitted by this Agreement. The undersigned hereby further agrees that, without the prior written consent of Bear Stearns, during the Lock-Up Period the undersigned (x) will not file or participate in the filing with the Securities and Exchange Commission of any registration statement, or circulate or participate in the circulation of any preliminary or final prospectus or other disclosure document with respect to any proposed offering or sale of a Relevant Security (other than the execution as a director or officer (if applicable) of a Registration Statement on Form S-8 relating to the Company’s Stock compensation plan) and (y) will not exercise any rights the undersigned may have to require registration with the Securities and Exchange Commission of any proposed offering or sale of a Relevant Security.

The undersigned hereby represents and warrants that the undersigned has full power and authority to enter into this Agreement and that this Agreement constitutes the legal, valid and binding obligation of the undersigned, enforceable in accordance with its terms. Upon request, the undersigned will execute any additional documents necessary in connection with enforcement hereof. Any obligations of the undersigned shall be binding upon the successors and assigns of the undersigned from the date first above written.

To the extent, if any, that any other shareholder of the Company enters into a lock-up or similar agreement with respect to the Offering that contains provisions more favorable to such shareholder (including directors and officers), those provisions shall automatically apply to this Agreement and the undersigned shall be fully released from any more restrictive provisions contained in this Agreement.

This Agreement shall terminate and be of no further force and effect in the event the Company has not consummated the Offering by August 31, 2005.

This Agreement shall be governed by and construed in accordance with the laws of the State of New York. Delivery of a signed copy of this letter by facsimile transmission shall be effective as delivery of the original hereof.

Very truly yours,

By:	/s/ Ed Banks

Name:	Ed Banks

Title (if applicable):	Prez of Managing Member